Filed Pursuant to Rule 424(b)(7)
Registration No. 333-288884

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 23, 2025)

ABIVAX SA

403,347 AMERICAN DEPOSITARY SHARES

EACH REPRESENTING ONE ORDINARY SHARE

OFFERED BY THE SELLING SHAREHOLDERS

This prospectus supplement relates to the offer and resale from time to time of up to 403,347 of our American Depositary Shares (“ADSs”), each representing one ordinary share, €0.01 nominal value per share, by the selling shareholders listed in the “Selling Shareholders” section of this prospectus supplement or their permitted donees, pledgees, transferees, distributees or other successors in interest (the “Selling Shareholders”). We are registering the offer and resale of our ADSs owned by the Selling Shareholders to satisfy registration rights we granted to each Selling Shareholder pursuant to a certain purchase agreement entered into by and among us and the Selling Shareholders. The Selling Shareholders or their donees, pledgees, transferees, distributees or other successors in interest may offer, sell or distribute our ADSs in a number of different ways and at varying prices. We provide more information about how the Selling Shareholders may offer, sell or distribute our ADSs in the section of this prospectus supplement titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of our ADSs by the Selling Shareholders. We have paid or will pay the fees and expenses incident to the registration of our ADSs for sale by the Selling Shareholders. The Selling Shareholders will bear all commissions, discounts, brokerage fees and similar expenses, if any, attributable to their respective sales of our ADSs.

Our ordinary shares are listed on the regulated market of Euronext in Paris (“Euronext Paris”) under the symbol “ABVX.” Our ADSs are listed osn the Nasdaq Global Market (“Nasdaq”) under the symbol “ABVX.” On May 5, 2026, the last reported sale price of our ordinary shares on Euronext Paris was €105.50 per ordinary share and the last reported sale price of our ADSs on Nasdaq was $123.78 per ADS.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2026.

TABLE OF CONTENT

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of an automatic registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the Selling Shareholders may from time to time sell any combination of the securities as described in the accompanying prospectus in one or more offerings.

We and the Selling Shareholders provide information to you about this offering of our ADSs in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference in this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. We and the Selling Shareholders have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the documents incorporated by reference in this prospectus supplement is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. The distribution of this prospectus supplement and the offering of our ADSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of our ADSs and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement, the accompanying base prospectus and the information incorporated herein or therein by reference contain market data, industry statistics and other data that have been obtained or compiled from information made available by independent third parties. We have not independently verified the accuracy and completeness of such data.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus supplement outside the United States.

S-ii

TRADEMARKS

“Abivax” and the Abivax logo and other trademarks or service marks of Abivax SA appearing in this prospectus supplement are the property of Abivax SA. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their right thereto. All other trademarks, trade names and service marks appearing in this prospectus supplement are the property of their respective owners. We do not intend to use or display other companies’ trademarks and trade names to imply any relationship with, or endorsement or sponsorship of us by, any other companies.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement or the accompanying base prospectus, or the documents incorporated by reference, and does not contain all of the information that you should consider before buying our securities. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus supplement, along with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

Unless otherwise indicated or the context otherwise requires, “Abivax,” “the Company,” “our company,” “we,” “us” and “our” refer to Abivax SA and its consolidated subsidiary, taken as a whole.

Overview

We are a clinical-stage biotechnology company focused on developing therapeutics that harness the body’s natural regulatory mechanisms to stabilize the immune response in patients with chronic inflammatory diseases. We focus on indications where existing treatments have left patients with significant unmet needs, and where we believe our investigational agents have the potential to be meaningfully differentiated from currently available therapies. Our initial focus is on inflammatory bowel diseases (“IBD”), chronic conditions involving inflammation of the gastrointestinal tract, of which the two most common forms are ulcerative colitis and Crohn’s disease.

We believe our lead drug candidate, obefazimod, is differentiated from competing approaches for the treatment of IBD via its novel mechanism of action. Obefazimod was demonstrated to specifically enhance the expression of a single micro-RNA, miR-124, which plays a critical role in the regulation of the inflammatory response. In the context of inflammation, miR-124 is a natural regulator of the inflammatory response, controlling progression of inflammation and restoring homeostasis of the immune system, without causing broader immunosuppression. In contrast to currently available advanced therapies, prescribed post-conventional therapies, some of which target only a single cytokine or pathway, miR-124 modulates the expression of several key cytokines and pathways. Modulating multiple inflammatory pathways simultaneously may lead to more durability of efficacy results over the long-term, which is critical in lifelong conditions such as IBD, potentially differentiating obefazimod from currently available IBD treatments.

Royalty Certificate Repurchase

On May 4, 2026, we entered into a purchase agreement (the “Purchase Agreement”) with the Selling Shareholders to repurchase all of the royalty certificates issued to them on September 7, 2022. We repurchased the royalty certificates in full by paying an aggregate consideration of $90.0 million, of which $45.0 million was paid in cash and $45.0 million was paid in shares through the issuance of 403,347 ordinary shares, including in the form of ADSs, to the Selling Shareholders in a private placement that was exempt from registration under the Securities Act. We are registering the offer and resale by Selling Shareholders of the ADSs issued to the Selling Shareholders pursuant to the Purchase Agreement to satisfy the registration rights we granted to the Selling Shareholders under the Purchase Agreement.

Our Corporate Information

We were incorporated as a société anonyme (limited liability company) on December 4, 2013 and registered at the Paris Trade and Company Register on December 27, 2013 for a period of 99 years until December 22,

2112, subject to extension or early dissolution, under the number 799 363 718. Our principal executive offices are located at 7-11 boulevard Haussmann 75009 Paris, France, and our telephone number is +33 (0) 1 53 83 09 63. We have one wholly owned subsidiary, Abivax LLC, a Delaware limited liability company, formed on March 20, 2023.

Our ADSs began trading on the Nasdaq Global Market in October 2023. We also maintain a website at www.abivax.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website or any other website cited in this prospectus supplement or the accompanying prospectus is not a part of this prospectus supplement or the accompanying prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until December 31, 2028 or until such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion; (ii) the first day of the year following the first year in which, as of the last business day of our most recently completed second fiscal quarter, the market value of our common equity held by non-affiliates exceeds $700 million; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; and (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering of our ADSs.

We may choose to take advantage of some but not all of these exemptions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), we have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Since IFRS make no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our executive officers, members of our board of directors and our principal shareholders are exempt from the “short-swing” profit recovery provisions, and our principal shareholders are exempt from the reporting provisions, of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

THE OFFERING

Securities registered under this Prospectus Supplement	Up to 403,347 American Depositary Shares, each representing one ordinary share.

Plan of Distribution	The selling shareholders will determine when and how they will sell the American Depositary Shares offered in this prospectus supplement, as described in “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the American Depositary Shares by the selling shareholders.

Risk Factors	Before deciding whether to invest in our ordinary shares (including in the form of ADSs), you should carefully consider the risks described under “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Nasdaq Symbol	“ABVX”

RISK FACTORS

Investing in our ordinary shares (including ordinary shares in the form of ADSs) involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as general economic and business risks, including those set forth in the section titled “Risk Factors” included in our Annual Report on Form 20-F for the year ended December 31, 2025 incorporated by reference herein, together with all of the other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, including our consolidated financial statements and related notes, before deciding whether to purchase our securities. If any of the following risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

A substantial number of our securities may be sold in the market following the effective date of the registration statement of which this prospectus forms a part, which may depress the market price for our ADSs.

Sales of a substantial number of our securities in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our ordinary shares and/or ADSs to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of applicable federal securities laws, including Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements other than present and historical facts and conditions, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “shall,” “should,” “will,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the prospects of attaining, maintaining and expanding marketing authorization for our drug candidate, obefazimod;

•	the potential attributes and clinical advantages of obefazimod and our future drug candidates;

•	the initiation, timing, progress and results of our preclinical and clinical trials (and those conducted by third parties) and other research and development programs;

•

the timing of the availability of data from our clinical trials, including our Phase 3 maintenance trial of obefazimod in moderately to severely active ulcerative colitis and Phase 2b trial of obefazimod in Crohn’s disease;

•	the timing of and our ability to advance drug candidates through clinical development;

•	the timing or likelihood of regulatory meetings and filings;

•	the timing of and our ability to obtain and maintain regulatory approvals for obefazimod and any of our future drug candidates;

•	our ability to identify and develop new drug candidates from our preclinical studies;

•	our ability to develop sales and marketing capabilities and transition into a commercial-stage company;

•	the effects of increased competition as well as innovations by new and existing competitors in our industry;

•	our ability to enter into strategic relationships or partnerships;

•

our ability to obtain, maintain, protect and enforce our intellectual property rights and propriety technologies and to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	our estimates regarding expenses, future revenues, capital requirements and the need for additional financing;

•	the impact of government laws and regulations;

•	our competitive position;

•

unfavorable conditions in our industry, the global economy or global supply chain, including financial and credit market fluctuations, international trade relations, political turmoil, natural catastrophes, warfare (such as the Russia-Ukraine war or the conflict in the Middle East), and terrorist attacks; and

•	other risks and uncertainties, including those listed in our annual report under the caption “Risk Factors.”

Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our Annual Report on Form 20-F for the year ended December 31, 2025. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference will prove to be accurate, and you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as applicable, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

The proceeds from the sale of ADSs offered pursuant to this prospectus supplement are solely for the accounts of the Selling Shareholders. Accordingly, we will not receive any of the proceeds from the sale of ADSs offered by this prospectus supplement. See “Selling Shareholders” and “Plan of Distribution” below.

The Selling Shareholders will pay any respective underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of ADSs. We are not able to provide a reasonable estimate of any expenses that may be incurred by the Selling Shareholders in connection with any sale of the ADSs offered hereby.

SELLING SHAREHOLDERS

This prospectus supplement relates to the resale by the Selling Shareholders from time to time of up to 403,347 ADSs issued to the Selling Shareholders pursuant to the Purchase Agreement. The ADSs were issued as partial consideration for the repurchase by the Company of the royalty certificates issued to the Selling Shareholders on September 7, 2022. We are registering the offer and resale by the Selling Shareholders of our ADSs owned by the Selling Shareholders issued pursuant to the Purchase Agreement to satisfy the registration rights we granted to them under the Purchase Agreement. We issued the ADSs in a private placement that was exempt from registration under the Securities Act, pursuant to Section 4(a)(2) and/or Regulation S. The Selling Shareholders may from time to time offer and sell some, all or none of their ADSs set forth below pursuant to this prospectus supplement. As used in this prospectus supplement, the term “Selling Shareholders” includes the Selling Shareholders listed in the table below, together with any additional Selling Shareholder listed in any subsequent amendment to this prospectus supplement, and their pledgees, donees, transferees, distributees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interests in the ADSs.

The information set forth in the table below is based upon information obtained from the Selling Shareholders or in Schedules 13G or 13D and other public documents filed with the SEC. Beneficial ownership of the Selling Shareholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The number of ADSs being offered and the number of ordinary shares beneficially owned after this offering assume the sale of all of the ADSs being offered by the Selling Shareholders pursuant to this prospectus supplement. The percentage of shares beneficially owned after the offering is based on 79,291,188 ordinary shares outstanding as of March 31, 2026, after giving effect to the issuance of 403,347 ordinary shares issued on May 7, 2026 pursuant to the Purchase Agreement. The Selling Shareholder may sell all, some or none of their ADSs in this offering. See the section “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the Selling Shareholders have sole voting and investment power with respect to all ADSs that they beneficially own, respectively, subject to applicable community property laws, except as set forth below. Based on the information provided to us by the Selling Shareholders, no Selling Shareholder is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Shareholders’ method of distributing these shares.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to this Offering	Percent of Outstanding Ordinary Shares Owned Prior to this Offering (%)	Number of ADSs Being Offered	Percent of Outstanding Ordinary Shares Being Offered (%)	Number of Ordinary Shares Beneficially Owned After this Offering	Percent of Outstanding Ordinary Shares After this Offering (%)
TCG Crossover Fund I, L.P.(1)	6,603,703	8.3	122,618	*	6,481,085	8.1
VHCP ABVX Holdings, LLC(2)	106,887	*	106,887	*	—	—
Deep Track Biotechnology Master Fund, Ltd.(3)	82,283	*	82,283	*	—	—
Sofinnova Crossover I SLP(4)	3,377,494	4.2	42,755	*	3,334,739	4.2
Invus Public Equities, L.P.(5)	4,107,979	5.2	27,024	*	4,080,955	5.1
Truffle Capital SAS(6)	14,520	*	14,520	*	—	—
Santé Holdings SRL(7)	57,260	*	7,260	*	50,000	*

*	Represents less than one percent.
(1)

Consists of (i) 5,948,703 ordinary shares in the form of ADSs held by TCG Crossover Fund I, L.P. (“TCG Crossover I”), including 122,618 ordinary shares in the form of ADSs issued pursuant to the Purchase Agreement; and (ii) 655,000 ordinary shares in the form of ADSs held by TCG Crossover Fund II, L.P. (“TCG Crossover II”). TCG Crossover GPI I,

LLC (“TCG Crossover GP I”) is the general partner of TCG Crossover I and may be deemed to have voting, investment and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP I and may be deemed to share voting, investment and dispositive power with respect to these securities. TCG Crossover GPI II, LLC (“TCG Crossover GP II”) is the general partner of TCG Crossover II and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP II and may be deemed to share voting, investment and dispositive power with respect to these securities. The principal business address of each of TCG Crossover GP I, TCG Crossover I, TCG Crossover GP II, TCG Crossover II and Dr. Yu is 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.
(2)

Consists of 106,887 ordinary shares in the form of ADSs directly held by VHCP ABVX Holdings, LLC issued pursuant to the Purchase Agreement. Venrock Adviser, LLC is the sole manager of VHCP ABVX Holdings, LLC. Dr. Bong Koh is the voting member of Venrock Adviser, LLC. The principal business address of the Venrock Entities is 7 Bryant Park, 23rd Floor, New York, NY 10018, United States.

(3)

Consists of 82,283 ordinary shares in the form of ADSs held by Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Fund”) issued pursuant to the Purchase Agreement. Deep Track Fund is controlled by Deep Track Capital, LP (“Investment Manager”). Deep Track Capital GP, LLC (“General Partner”) is the general partner of the Investment Manager. The General Partner is controlled by Mr. David Kroin who is also its managing member. The principal business address of the entities and individual referenced in this footnote is 200 Greenwich Avenue 3rd Floor, Greenwich, CT 06830, United States.

(4)

Consists of 3,377,494 ordinary shares (including ordinary shares in the form of ADSs) held by Sofinnova Crossover I SLP (“Sofinnova Crossover”), including 42,755 ordinary shares in the form of ADSs issued pursuant to the Purchase Agreement. Sofinnova Crossover is controlled by Sofinnova Partners SAS (“Sofinnova Partners”). Each of Antoine Papiernik, Cedric Moreau, Kinam Hong, Joseph Anderson and Jacques Theurillat is a member of the investment committee of Sofinnova Crossover and may be deemed to have shared voting and investment control over the shares held by Sofinnova Crossover. The principal business address of the entities and individuals referenced in this footnote is 7-11 boulevard Haussmann, 75009 Paris, France. Sofinnova Partners, represented by Kinam Hong, served as a member of our board of directors from 2019 until their resignation effective March 19, 2026.

(5)

Consists of 4,107,979 ordinary shares directly held by Invus Public Equities, L.P. (“Invus PE”), including 27,024 ordinary shares in the form of ADSs issued pursuant to the Purchase Agreement. Invus Public Equities Advisors, LLC (“Invus PE Advisors”), as the general partner of Invus PE, controls Invus PE and accordingly, may be deemed to beneficially own the ordinary shares held by Invus PE. Invus Global Management, LLC (“Global Management”), as the managing member of Invus PE Advisors, controls Invus PE Advisors and, accordingly, may be deemed to beneficially own the ordinary shares that Invus PE Advisors may be deemed to beneficially own. Siren, L.L.C., (“Siren”), as the managing member of Global Management, controls Global Management and, accordingly, may be deemed to beneficially own the ordinary shares that Global Management may be deemed to beneficially own. Mr. Raymond Debbane, as the managing member of Siren, controls Siren and, accordingly, may be deemed to beneficially own the ordinary shares that Siren may be deemed to beneficially own. The address of each of the entities and the individual referenced in this footnote is 750 Lexington Avenue, 30th Floor, New York, NY 10022.

(6)

Consists of 14,520 ordinary shares in the form of ADSs issued pursuant to the Purchase Agreement held by Truffle Capital SAS (“Truffle Capital”) on behalf of FPCI Truffle BioMedTech Crossover Fund (“Truffle BioMedTech”). Truffle BioMedTech is controlled by Truffle Capital, itself controlled at 42% (of the share capital) respectively by Philippe Pouletty, MD, Abivax founder, and Mr. Bernard-Louis Roques (i.e 84% combined). The principal business address of the entities and individuals referenced in this footnote is 62 rue de Miromenil, 75008, Paris, France. Truffle Capital, represented by Dr. Pouletty, served as a member of our board of directors from inception in 2013 until their resignation in December 2024.

(7)

Consists of 57,260 ordinary shares, including 7,260 ordinary shares in the form of ADSs issued pursuant to the Purchase Agreement. The address for Santé Holdings SRL is Via Andrea Doria 7, Milano, Italy. Santé Holdings SRL, represented by Paolo Rampulla, served as a member of our board of directors from 2015 until their resignation in March 2024.

Except as otherwise disclosed herein, the Selling Shareholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

PLAN OF DISTRIBUTION

We are required to pay all fees and expenses incident to the registration of our ADSs to be offered and sold pursuant to this prospectus supplement. Each Selling Shareholder will bear all commissions and discounts, if any, attributable to its respective sale of our ADSs.

We will not receive any of the proceeds from the sale of our ADSs by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders will be the purchase price of our ADSs less any discounts and commissions borne by the Selling Shareholders.

The ADSs beneficially owned by the Selling Shareholders covered by this prospectus supplement may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholder” includes donees, pledgees, transferees, distributees or other successors in interest selling our ADSs received after the date of this prospectus supplement from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer. Each Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each Selling Shareholder may sell its ADSs by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus supplement that provide for periodic sales of their ADSs on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or shareholders of the Selling Shareholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	pledges to secure debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any ADSs that qualify for sale pursuant to Rule 144, Regulation S or another available exemption from the registration requirements of the Securities Act may be sold pursuant to such exemption rather than pursuant to this prospectus supplement.

In addition, the Selling Shareholders may elect to make a pro rata in-kind distribution of ADSs to their respective members, partners or shareholders pursuant to the registration statement of which this prospectus supplement is a part by delivering a prospectus supplement with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable ADSs pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the base prospectus to resell the ADSs acquired in the distribution.

To the extent required, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the ADSs or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the ADSs in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell our ADSs short and redeliver the ADSs to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus supplement, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge ADSs to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged ADSs pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the ADSs covered by this prospectus supplement, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders as an “underwriter,” and the compensation of any broker-dealer who executes sales for the Selling Shareholders, may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the ADSs must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the ADSs may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ADSs in the market and to the activities of the Selling Shareholders and their respective affiliates. In addition, we will make copies of this prospectus supplement available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of ADSs against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of ADSs is made, if required, a prospectus supplement will be distributed that will set forth the number of ADSs being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus supplement constitutes a part effective until such time as all of the ADSs covered by this prospectus supplement have been disposed of pursuant to and in accordance with the registration statement or, if earlier, such time as the ADSs may be sold freely under Rule 144 without any volume or manner of sale restrictions.

LEGAL MATTERS

Cooley LLP, New York, New York, is representing us with respect to certain matters governed by U.S. law in connection with this offering. The validity of our ordinary shares, including ordinary shares represented by the ADSs, and certain other matters governed by French law is being passed on for us by Dechert (Paris) LLP, Paris, France. Dechert (Paris) LLP will issue an opinion about certain legal matters with respect to the securities offered hereby. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The offices of PricewaterhouseCoopers Audit are located at 63, rue de Villiers, 92208 Neuilly-sur-Seine, France.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3  (File No. 333-288884) under the Securities Act with respect to the securities described in this prospectus supplement. A related registration statement on Form F-6 (File No. 333-274845) has been filed with the SEC to register the ADSs. This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all of the information included in the registration statement.

The SEC maintains a website (http://www.sec.gov) that contains reports and other information regarding registrants, such as Abivax, that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and under those requirements file or furnish reports with the SEC. Accordingly, we are required to file or furnish reports and other information with the SEC, including Annual Reports on Form 20-F and Reports on Form 6-K. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our executive officers, board members and principal shareholders are exempt from the short-swing profit recovery provisions, and our principal shareholders are exempt from the reporting provisions, contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.abivax.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form F-3 (File No. 333-288884) under the Securities Act of 1933, as amended, with the SEC with respect to the securities the Selling Shareholders may offer pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities the Selling Shareholders may offer pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 23, 2026;

•

our Reports on Form 6-K  filed with the SEC on February  23, 2026 and April 20, 2026, in each case, solely to the extent the information in such reports has been incorporated by reference into the registration statement of which this prospectus supplement forms a part; and

•

the description of ADSs representing our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on October 18, 2023, including any amendments or reports filed for the purpose of updating such description, including Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December  31, 2025, filed with the SEC on March 23, 2026.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this prospectus supplement and the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

Abivax SA

7-11 Boulevard Haussmann

75009 Paris

France

Tel: +33 1 53 83 09 63

You may also access these documents on our website, www.abivax.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The Selling Shareholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Warrants to Purchase Ordinary Shares or American Depositary Shares

We and/or any selling security holder may offer and sell from time to time the securities described in this prospectus, either individually or in any combination, in one or more offerings at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. We and/or our selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. We and/or our selling security holders may sell the securities through public or private transactions directly to you, through agents, or through underwriters and dealers on or off the Nasdaq Global Market. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us or any selling security holders to you, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. Other than any securities sold in connection with a rights offering, we will only sell securities pursuant to this prospectus for which preferential subscription rights shall have been waived by our shareholders in accordance with French law. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our ADSs are listed on the Nasdaq Global Market under the symbol “ABVX.” On July 22, 2025, the last reported sale price of the ADSs on the Nasdaq Global Market was $10.00 per ADS. Our ordinary shares are listed on Euronext Paris under the symbol “ABVX.” On July 22, 2025, the closing price of our ordinary shares on Euronext Paris was €8.90 per ordinary share. Each ADS represents the right to receive one ordinary share, and the ADSs may be evidenced by American Depositary Receipts, or ADRs. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. There is currently no market through which warrants may be sold, and purchasers may not be able to resell warrants purchased under this prospectus. This may affect the pricing of any warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants and the extent of issuer regulation. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under the caption “Risk Factors” on page 6 of this prospectus and in our most recent Annual Report on Form 20-F and any other reports or documents incorporated by reference into this prospectus. We may also include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Owning our securities may subject you to tax consequences both in France and in the United States. This prospectus and any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement. In addition, your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of France, many of the members of our board of directors and experts named in this prospectus are residents of France or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process available to us as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may offer ordinary shares, including ordinary shares represented by ADSs, and warrants to purchase ordinary shares or ADSs, either individually or in combination, in one or more offerings. No limit exists on the aggregate number or amount of securities we may sell pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer.

Under this shelf registration process, we and/or our selling security holders may offer the securities described in this prospectus from time to time at prices and on terms to be determined by market conditions at the time of offering. Registration of the securities covered by this prospectus does not mean that these securities will necessarily be offered or sold. This prospectus provides you with a general description of the securities we and/or our selling security holders may offer. Each time we and/or our selling security holders offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

Each time we and/or our selling security holders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference,” before investing in any of the securities offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither we, nor any agent, underwriter or dealer, has authorized any person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but you should refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, “Abivax,” “the Company,” “our Company,” “we,” “us” and “our” refer to Abivax SA and its consolidated subsidiary, taken as a whole.

In this prospectus, references to “euro” or “€” are to the legal currency of the countries of the European Union, including the Republic of France, and references to “dollars,” “U.S. dollars” or “$” are to the legal currency of the United States of America.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement or free writing prospectus. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 20-F and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

We are a clinical-stage biotechnology company focused on developing therapeutics that harness the body’s natural regulatory mechanisms to stabilize the immune response in patients with chronic inflammatory diseases. Our lead drug candidate, obefazimod, is currently being evaluated in the treatment of ulcerative colitis, or UC, and Crohn’s disease. We have also launched a formal process evaluating oral and injectable combination therapy candidates with obefazimod in UC. In addition, we have launched a research and development program to generate new potential drug candidates to strengthen our intellectual property portfolio on the miR-124 platform and to identify additional drug candidates from our proprietary small molecule library that includes additional miR-124 enhancers.

Corporate Information

We were incorporated as a société anonyme (limited liability company) on December 4, 2013 and registered at the Paris Trade and Company Register on December 27, 2013 for a period of 99 years until December 22, 2112, subject to extension or early dissolution, under the number 799 363 718. Our principal executive offices are located at 7-11 boulevard Haussmann 75009 Paris, France, and our telephone number is +33 (0) 1 53 83 09 63. We have one wholly owned subsidiary, Abivax LLC, a Delaware limited liability company, formed on March 20, 2023.

Our agent for service of process in the United States is CT Corporation System, 1015 15th Street, N.W., Suite 1000, Washington, D.C. 20005.

The SEC maintains a website that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov. Our website address is www.abivax.com. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website or any other website cited in this prospectus is not part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until December 31, 2028 or until such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion; (ii) the first day of the year following the first year in which, as of the last business day of our most recently completed second fiscal quarter, the market value of our common equity held by non-affiliates exceeds $700 million; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; and (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering of our ADSs.

We may choose to take advantage of some but not all of these exemptions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS, as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Since IFRS make no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, members of our board of directors and our principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

The Securities We and/or Our Selling Security Holders May Offer

Under this prospectus, we and/or our selling security holders may offer ordinary shares, including ADSs representing our ordinary shares, and warrants to purchase ordinary shares or ADSs, either individually or in any combination, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we and/or our selling security holders may offer. Each time we and/or our selling security holders offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any; and

•	conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We and/or our selling security holders may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we and/or our selling security holders offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us or our selling security holders.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 20-F as updated by our subsequent filings including our Reports on Form 6-K that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Information on the Company,” “Risk Factors” and “Operating and Financial Review and Prospects” incorporated by reference from our most recent Annual Report on Form 20-F and in the section titled “Operating Results” incorporated by reference from our interim financial reports furnished on Form 6-K with the SEC.

All statements other than present and historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” “will,” and “would,” or the negative of these and similar expressions, identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the prospects of attaining, maintaining and expanding marketing authorization for our drug candidates;

•	the potential attributes and clinical advantages of our drug candidates;

•	the initiation, timing, progress and results of our preclinical and clinical trials (and those conducted by third parties) and other research and development programs;

•	the timing of the availability of data from our clinical trials;

•	the timing of and our ability to advance drug candidates through clinical development;

•	the timing or likelihood of regulatory meetings and filings;

•	the timing of and our ability to obtain and maintain regulatory approvals for any of our drug candidates;

•	our ability to identify and develop new drug candidates from our preclinical studies;

•	our ability to develop sales and marketing capabilities and transition into a commercial-stage company;

•	the effects of increased competition as well as innovations by new and existing competitors in our industry;

•	our ability to enter into strategic relationships or partnerships;

•

our ability to obtain, maintain, protect and enforce our intellectual property rights and propriety technologies and to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	our expectations regarding our cash requirements;

•	our estimates regarding expenses, future revenues, capital requirements and the need for additional financing;

•	the impact of government laws and regulations;

•	our competitive position;

•

unfavorable conditions in our industry, the global economy or global supply chain, including financial and credit market fluctuations, international trade relations, political turmoil, natural catastrophes, warfare (such as the Russia-Ukraine war and the Israel-Hamas war), and terrorist attacks; and

•	other risks and uncertainties, including those listed in this prospectus under the caption “Risk Factors.”

You should refer to the “Risk Factors” section contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all.

Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities we offer pursuant to this prospectus. Except as described in any applicable prospectus supplement or in any free writing prospectuses that we may authorize to be provided to you in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities we offer pursuant to this prospectus to fund the research and development of our product candidates, for working capital and for general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus. Pending these uses, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

We will not receive any proceeds from the sale by selling security holders of the securities covered by this prospectus.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling security holders,” may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling security holders and the number of securities beneficially owned by such selling security holders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling security holders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We and/or our selling security holders may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We and/or our selling security holders may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We and/or our selling security holders may distribute the securities from time to time in one or more transactions, in accordance with applicable law and regulations and existing shareholders delegations of authority, at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

The distribution of securities may be carried out, from time to time, in one or more transactions, including:

•	block transactions and transactions on the Nasdaq Global Market or any other organized market where such securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales through an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, into an existing trading market, on an exchange or otherwise; or

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Each time that we and/or our selling security holders sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

We and/or our selling security holders may directly solicit offers to purchase the securities being offered by this prospectus. We and/or our selling security holders may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we and/or our selling security holders utilize a dealer in the sale of the securities being offered by this prospectus, we and/or our selling security holders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we and/or our selling security holders utilize an underwriter in the sale of the securities being offered by this prospectus, we and/or our selling security holders will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the ADSs are traded, in negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any ADSs sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ADSs or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF SHARE CAPITAL

General

We were incorporated as a société anonyme (limited liability company) on December 4, 2013 and registered at the Paris Trade and Company Register on December 27, 2013 for a period of 99 years until December 22, 2112, subject to extension or early dissolution, under the number 799 363 718. Our corporate purpose in France and abroad includes the research, development and marketing of therapeutic and prophylactic vaccines and small therapeutic molecules that primarily have applications in the anti-infective field, as set forth in Article 4 of our by-laws. We may participate, by any means, directly or indirectly in any operations that may be related to our purpose through the creation of new companies, contribution, subscription or purchase of company securities or rights, merger or otherwise, creation, acquisition, leasing, management lease of any businesses or establishments. Our principal executive offices are located at 7-11 boulevard Haussmann, 75009 Paris, France, and our telephone number is +33 (0) 1 53 83 09 63.

The following description of our by-laws and share capital does not purport to be complete and is qualified in its entirety by reference to our by-laws as of the date of this prospectus. Copies of our by-laws may be obtained from the Trade and Company Registry (Greffe du Registre du Commerce et des Sociétés) of Paris, France or our corporate headquarters and are filed as an exhibit to this registration statement of which this prospectus forms a part.

Share Capital

Share Capital History

As of March 31, 2025, our share capital amounted to €634,187.49 and is divided into 63,418,749 ordinary shares of €0.01 par value each after taking into account:

	Number of Shares	Par Value	Amount of Paid Up Capital
		(€)	(€)
Ordinary Shares	63,418,749	0.01	€634,187.49

Total	63,418,749	0.01	€634,187.49

All of the shares are fully subscribed and paid. As of the date of this prospectus, we have not issued securities that do not represent our share capital.

The table below shows the changes in our share capital over the last three years.

Date	Type of operation	Prior Share Capital (€)	Premium (€)	Number of shares created	Total number of shares after issuance	Nominal value (€)	Share capital after transaction (€)	Issue price per share (€)
18/10/2021	Exercise of BCE-2018-1	167,097.25	8,950	1,000	16,710,725	0.01	167,107.25	8.96
20/10/2021	Exercise of BCE-2016-1	167,107.25	22,245.42	2,994	16,713,719	0.01	167,137.19	7.44
20/10/2021	Exercise of BCE-2018-5	167,137.19	25,005.12	3,416	16,717,135	0.01	167,171.35	7.33
25/10/2021	Exercise of BCE-2018-1	167,171.35	8,950	1,000	16,718,135	0.01	167,181.35	8.96
25/10/2021	Exercise of BCE-2017-5	167,181.35	11,130	1,000	16,719,135	0.01	167,191.35	11.14
30/11/2021	Exercise of BCE-2018-2	167,191.35	187,950	21,000	16,740,135	0.01	167,401.35	8.96
21/12/2021	Exercise of BCE-2018-2	167,401.35	214,048.20	23,916	16,764,051	0.01	167,640.51	8.96

Date	Type of operation	Prior Share Capital (€)	Premium (€)	Number of shares created	Total number of shares after issuance	Nominal value (€)	Share capital after transaction (€)	Issue price per share (€)
08/03/2022	Exercise of BCE-2018-5	167,640.51	2,444.88	334	16,764,385	0.01	167.643,85	7.33
30/05/2022	Exercise of BSA-2014-3	167.643,85	0	18,800	16,783,185	0.01	167,831.85	0.01
07/09/2022	Capital increase through issue of new shares	167,831.85	46,175,500	5,530,000	22,313,185	0.01	223,131.85	8.36
20/01/2023	Exercise of BCE-2014-4	223,131.85	0	18,400	22,331,585	0.01	223,315.85	0.01
01/03/2023	Capital increase through issue of new shares	223,315.85	129,800,000	20,000,000	42,331,585	0.01	423,315.85	6.50
10/05/2023	Exercise of BSA-2014-3	423,315.85	0	16,400	42,347,985	0.01	423,479.85	0.01
06/06/2023	Exercise of BSA-2018-KREOS-A	423,479.85	488,786.40	67,887	42,415,872	0.01	424,158.72	7.21
06/06/2023	Exercise of BSA-2018-KREOS-b	424,158.72	338,830.24	31,696	42,447,568	0.01	424,475.68	10.70
19/06/2023	Exercise of BCE-2014-2	424,475.68	0	100,000	42,547,568	0.01	425,475.68	0.01
12/09/2023	Exercise of BSA-2014-3	425,475.68	0	16,400	42,563,968	0.01	425,639.68	0.01
14/09/2023	Exercise of BSA-2014-3	425,639.68	0	16,400	42,580,368	0.01	425,803.68	0.01
24/10/2023	Capital increase through issue of new shares	425,803.68	223,173,990	20,325,500	62,905,868	0.01	629,058.68	10.99
20/11/2023	Exercise of BSA-2014-5	629,058.68	0	22,950	62,928,818	0.01	629,288.18	0.01
22/04/2024	Exercise of BCE-2017-5	629,288.18	11,130	1,000	62,929,818	0.01	629,298.18	11.14
23/04/2024	Exercise of BCE-2017-5	629,298.18	11,130	1,000	62,930,818	0.01	629,308.18	11.14
11/06/2024	Exercise of BCE-2017-5	629,308.18	11,130	1,000	62,931,818	0.01	629,318.18	11.14
13/06/2024	Exercise of BCE-2017-5	629,318.18	11,130	1,000	62,932,818	0.01	629,328.18	11.14
11/07/2024	Definitive allocation of free shares	629,328.18	0	344,107	63,276,925	0.01	632,769.25	0.00
05/09/2024	Definitive allocation of free shares	632,769.25	0	17,728	63,294,653	0.01	632,946.53	0.00
13/11/2024	Definitive allocation of free shares	632,946.53	0	53,184	63,347,837	0.01	633,478.37	0.00
13/01/2025	Definitive allocation of free shares	633,478.37	0	17,728	63,365,565	0.01	633,655.65	0.00

Date	Type of operation	Prior Share Capital (€)	Premium (€)	Number of shares created	Total number of shares after issuance	Nominal value (€)	Share capital after transaction (€)	Issue price per share (€)
06/02/2025	Definitive allocation of free shares	633,655.65	0	17,728	63,383,293	0.01	633,832.93	0.00
20/03/2025	Definitive allocation of free shares	633,832.93	0	35,456	63,418,749	0.01	634,187.49	0.00
22/04/2025	Definitive allocation of free shares	634,197.49	0	17,728	63,436,477	0.01	634,364.77	0.00
28/05/2025	Definitive allocation of free shares	634,364.77	0	17,728	63,454,205	0.01	634,542.05	0.00
24/06/2025	Definitive allocation of free shares	634,542.05	0	17,728	63,471,933	0.01	634,719.33	0.00

Shareholders’ Meetings and Voting Rights (Articles 12, 22, 23, 24, 25 and 26 of the By-Laws)

General

In accordance with the French Commercial Code (Code de Commerce), there are three types of shareholders’ meetings: ordinary, extraordinary and special.

Ordinary shareholders’ meetings are required to elect, replace or remove directors, appoint independent statutory auditors, approve the annual financial statements, approve share repurchase programs, declare dividends or authorizing dividends to be paid in shares and approve regulated agreements. In addition, pursuant to AMF recommendation, French listed companies may be required to conduct a consultation of the Ordinary Shareholders Meeting prior to the disposal of the majority of their assets, under certain conditions.

Extraordinary shareholders’ meetings are required for approval of matters such as amendments to our by-laws, including amendments required in connection with extraordinary corporate actions (i.e., changing our name, corporate purpose or registered office, increasing or decreasing our share capital and creating a new class of equity securities (ordinary or preferred shares)). Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our by-laws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special meetings of holders of a certain category of shares or of securities giving access to our share capital are required for any modification of the rights relating to such categories of shares. The resolutions of the shareholders’ meeting modifying these rights are effective only after they have been approved by the relevant special meeting.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founder’s share warrants (BCEs), are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Shareholders’ Meetings

Our Board convenes an annual ordinary shareholders’ meeting for the approval of the annual financial statements. This meeting is held within six months of the end of each fiscal year. This period may be extended by an order of the President of the French Commercial Court (Tribunal de Commerce) at the request of the Board. The Board may also convene an ordinary or extraordinary shareholders’ meeting upon proper notice at any time during the year.

If the Board fails to convene a shareholders’ meeting at the shareholders’ request, our statutory auditors may call the meeting. In the event of bankruptcy, the liquidator or court-appointed agent may also call a shareholders’ meeting. In addition, any of the following may request the President of the French Commercial Court to appoint an agent to convene the shareholders’ meeting: one or several shareholders holding at least 5% of our share capital, any interested party in cases of urgency, the workers council in cases of urgency or duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold a minimum number of the voting rights of our share capital. Shareholders holding a majority of the share capital or voting may also convene a shareholders’ meeting after the filing of a public offer or sale of a controlling interest in our share capital.

Shareholders’ meetings shall be chaired by the chairperson of the Board or, in his or her absence, by a Deputy chairperson or by a director elected for this purpose. Failing that, the meeting itself shall elect a chairperson. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Notice of Shareholders’ Meeting

We are subject to French law requirements in relation to notice of shareholders’ meetings and announce shareholders’ meetings at least 35 days in advance by means of a preliminary notice published in the Bulletin des annonces légales obligatoires (BALO), as well as on our website at least 21 days prior to the meeting. At least 15 days prior to the date set for a shareholders’ meeting, or ten days if it is a second call, we must publish a final notice in accordance with French law requirements. In addition to the particulars relative to us, the final notice indicates, notably, the meeting’s agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the Company under the conditions provided for in the current legislation.

In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda for the meeting. As an exception to this rule, shareholders may take action, among other things, with respect to the dismissal of directors, even if these actions have not been included on the agenda. The Board must submit properly proposed resolutions to a vote of the shareholders. When a shareholder submits a blank proxy form without naming a representative, his vote is deemed to be in favor of the resolutions (or amendments) proposed or recommended by the Board and against all others. As of the date of the publication of the final notice of a meeting but no later than four business days before the shareholders’ meeting, any shareholder may submit written questions to the Board relating to the agenda for the meeting. The Board must respond to these questions during the meeting. A common answer can be given to several questions if they have the same content or bear on the same topic. The answer to a written question is deemed to have been given insofar as it is published on our website in a section devoted to questions and answers.

Agenda and Conduct of Annual Shareholders’ Meetings.

The agenda of the shareholders’ meeting shall appear in the notice to convene the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders’ meeting. Pursuant to French law and our current share capital, one or more shareholders representing 5% of our share capital may request the inclusion of items or proposed resolutions on the agenda. Such request must be received at the latest on the 25th day preceding the date of the shareholders’ meeting, and in any event no later than the 20th day following the date of the convening notice to the shareholders’ meeting.

Attendance and Voting at Shareholders’ Meetings

Ownership of one share implies, ipso jure, adherence to our by-laws and the decision of the shareholders’ meeting.

The voting rights attached to equity or dividend shares are proportional to the percentage of the share capital they represent. Each share entitles the holder to one vote.

However, a double voting right compared to that conferred to other shares with regard to the percentage of share capital they represent is allocated to all fully paid-up ordinary shares with proof of being held in registered form by the same owner for at least two (2) years. Under French law, treasury shares or ordinary shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes. Purchasers of ADSs or ordinary shares in an offering under this prospectus, in the open market or in subsequent offerings will be unlikely to meet the requirements to have double voting rights attach to any ordinary shares held by them.

In order to participate in any general meeting, shareholders are required to have their shares registered under the conditions and time limits provided for the applicable laws before such general meeting in their name or in the name of an intermediary registered on their behalf, either in the registered shares shareholder account or in the bearer shares shareholder account.

Proxies and Votes by Mail or Videoconference

In general, all shareholders who have properly registered and fully paid their shares or duly presented a certificate from their accredited intermediary may participate in shareholders’ meetings. Shareholders may participate in shareholders’ meetings either in person, by proxy or by mail or by videoconference or by any means of telecommunications in accordance with applicable regulations, if the Board provides for such possibility when convening the meeting.

Proxies are sent to any shareholder upon request. In order to be counted, such proxies must be received at our registered office, or at any other address indicated on the notice convening the meeting, prior to the date of the meeting. A shareholder may grant proxies to his or her spouse, civil partner, to another shareholder or to any other person (individual or legal) of his/her/its choice. A shareholder that is a corporation may grant proxies to a legal representative. A shareholder who is a non-resident of France may be represented at a shareholders’ meeting by an intermediary registered under the conditions set forth by French law. Alternatively, the shareholder may send a blank proxy to us without nominating a representative.

With respect to votes by mail, we will send shareholders a voting form. The completed form must be returned to us at least three days prior to the date of the shareholders’ meeting. The final date for returning votes by mail is disclosed in the notice of meeting published in accordance with French law requirements. Under our by-laws, shareholders’ meetings by means of telecommunications permitting their identification are possible if the Board so determines in the preliminary or final notice of the meeting. Shareholders voting by proxy, mail, authorized intermediary or, if provided for in the preliminary or final notice of the meeting by any means of telecommunications permitting them to be identified, will be considered to be present at the meeting for the computation of the quorum and the majority.

A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

Quorum

For an ordinary shareholders’ meeting to be quorate, one-fifth of the holders of shares entitled to voting rights must be present in person or vote by mail or by proxy or by authorized intermediary or by any means of telecommunication permitting their identification. An extraordinary shareholders’ meeting is quorate if one-fourth of the holders of shares entitled to voting rights are present or vote by mail or by proxy or by authorized intermediary or by any means of telecommunication. As an exception, an extraordinary shareholders’ meeting deciding upon a share capital increase by capitalization of reserves, profits or share premium has the same quorum requirement as an ordinary shareholders’ meeting.

If the requirements for a quorum are not satisfied, the meeting is adjourned. When an adjourned ordinary shareholders’ meeting is resumed, there is no quorum requirement. Extraordinary shareholders’ meetings require a quorum of one-fifth of the holders of shares entitled to voting rights. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. No deliberation by the shareholders may take place without a quorum. For special meetings of holders of a certain class of shares, the quorum requirement is one-third of the certain class of shares entitled to voting rights for the meeting convened on the first call. Should the special meeting be reconvened, the quorum requirement is one-fifth of the certain class of shares entitled to voting rights for the meeting.

Majority

A simple majority of shareholders may pass a resolution at either an ordinary shareholders’ meeting or an extraordinary shareholders’ meeting deciding upon a share capital increase by capitalization of reserves, profits or share premium. At any other extraordinary shareholders’ meeting, a two-thirds majority of the shareholder votes cast is required. A unanimous shareholder vote is required to increase shareholders’ liabilities. Abstention from voting by those present either in person or by means of telecommunications if provided for by the by-laws, or those represented by proxy or voting by mail is counted as a vote against the resolution submitted to a shareholder vote. In general, each shareholder is entitled to one vote per share at any shareholders’ meeting. Under the French Commercial Code, shares of a company held by it or by entities controlled directly or indirectly by that company are not entitled to voting rights and do not count for quorum or majority purposes.

Financial Statements and Other Communications with Shareholders

In connection with the annual ordinary shareholders’ meeting, we must provide or make available to any shareholder a set of documents including, among other things, our annual report, the annual and consolidated accounts, the statutory auditors’ reports and a draft of the meeting’s resolutions.

The chairperson of the Board is required to deliver a special report to the annual ordinary shareholders’ meeting regarding the composition of the Board, the representation of men and women in its composition, the status of the preparation and organization of the work of the Board, the status of the internal control procedures that we have implemented, including those in connection with the treatment of the accounting and financial statements and principles and rules that it establishes to determine management compensation and benefits. French law requires that a special report be provided annually to the ordinary shareholders’ meeting regarding stock options authorized and/or granted by the company.

Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 7, 11, 30, 31 and 32 of the By-Laws)

Dividends

We only distribute dividends out of our “distributable profits,” plus any amounts filed in its reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by French law or our by-laws. “Distributable profits” consist of our net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law or our by-laws.

Legal Reserve

Under French law, we are required to allocate 5% of our net income for each fiscal year, after reduction for losses carried forward from previous years, if any, to a legal reserve fund until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the share capital. The legal reserve subject to this requirement may only be used to offset losses when other reserves cannot be used and, in particular, may not be distributed to shareholders until our liquidation. As of December 31, 2024, our legal reserve was €0.

Approval of Dividends

Shareholders may decide in an ordinary shareholders’ meeting, upon proposal of the Board, to allocate all or part of the distributable profits to special or general reserves, to carry them forward to the following fiscal year as retained earnings, or to allocate them to the shareholders as dividends. Dividends may be paid in cash or as shares upon the option of the shareholders if such option is granted at the annual ordinary shareholders’ meeting.

If we have earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by its auditors, the Board may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement before approval of the annual financial statements. Subject to French law, the Board may declare interim dividends paid in cash without obtaining shareholder approval. For interim dividends paid in shares, prior authorization by an ordinary shareholders’ meeting is required.

Distribution of Dividends and Timing of Payment

In principle, dividends are distributed to shareholders pro rata according to their respective shareholdings.

Timing of Payment

Under French law, we must pay any dividends within nine months of the end of our fiscal year, unless otherwise authorized by an order of the President of the French Commercial Court. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French State.

In the case of interim dividends, distributions are made to shareholders on the date set by our Board during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an annual shareholders’ meeting or by our Board in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Shareholders may be granted an option to receive dividends in cash or in shares, in accordance with legal conditions. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting or, failing this, by the Board.

Increases in Share Capital

Our share capital may only be increased by obtaining the approval of the shareholders at an extraordinary shareholders’ meeting upon the recommendation of the Board. The decision to increase share capital through increases in the nominal value of existing shares requires unanimous approval at an extraordinary shareholders’ meeting. The decision to increase share capital through the capitalization of reserves, profits and/or share premiums must be submitted to an extraordinary shareholders’ meeting applying the quorum and majority requirements applicable to ordinary shareholders’ meetings. In the case of an increase in share capital in connection with the payment of a share dividend the voting and quorum procedures of an ordinary shareholders’ meetings apply. All other share capital increases require the approval of an extraordinary shareholders’ meeting. See “—Shareholders’ Meetings and Voting Rights (Articles 6, 12 and 22 of the By-Laws)” above.

Increases in our share capital may be effected by:

•	issuing additional shares;

•	increasing the par value of existing shares;

•	creating a new class of equity securities; and

•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	in consideration for cash;

•	in consideration for assets contributed in kind;

•	through an exchange offer;

•	by conversion of previously issued debt instruments;

•	by capitalization of profits, reserves or share premium; and

•	subject to certain conditions, by way of offset against debt incurred by us.

Subject to certain conditions, shareholders may delegate the authority (délégation de compétence) or the powers (délégation de pouvoirs) to carry out certain increases in our share capital to the Board following approval at an extraordinary shareholders’ meeting. The Board may further sub-delegate this right to the Chief Executive Officer.

Reduction in Share Capital

Under French law, any reduction in our share capital requires approval of the shareholders at an extraordinary shareholders’ meeting. The share capital may be reduced either by decreasing the nominal value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of the shares.

Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise. As a general matter, reductions of capital occur pro rata among all shareholders, except (i) in the case of a share buyback program, or a public tender offer to repurchase shares, where such a reduction occurs pro rata only among tendering shareholders and (ii) in the case where all shareholders unanimously consent to a non-pro-rata reduction. In any case, we must not own more than 10% of our outstanding share capital. The extraordinary shareholders’ meeting may authorize the buy-back program for a period not exceeding 18 months. In addition, we may not cancel more than 10% of our outstanding share capital over any 24-month period.

Preferential Subscription Rights

According to French law, existing shareholders have preferential subscription rights to these securities on a pro rata basis if we issue certain kinds of additional securities. These preferential subscription rights require us to give priority treatment to existing shareholders. The rights entitle the individual or entity that holds them to subscribe to an issue of any securities that may increase our share capital by means of a cash payment or a settling of cash debts. Subscription rights are transferable during a period starting two days prior the opening of the subscription period (or, if such day is not a business day, the preceding trading day) and ending two days prior the closing of the subscription period (or, if such day is not a business day, the preceding trading day).

A two-thirds majority of the shares entitled to vote at an extraordinary shareholders’ meeting may vote to waive preferential subscription rights with respect to any particular offering or a portion of that offering. French law requires that the Board and our statutory auditors present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by French law. The shareholders may also decide at an extraordinary shareholders’ meeting to give existing shareholders a non-transferable priority right to subscribe to such new securities during a limited period of time. Shareholders also may notify us that they wish to waive their own preferential subscription rights with respect to any particular offering if they so choose.

In the event of a share capital increase without preferential subscription rights to existing shareholders through a public offering, the extraordinary shareholders’ meeting may authorize the Board to freely set the issuing price or to set the issuing price in accordance with the terms established by the extraordinary shareholders’ meeting.

Form, Holding and Transfer of Shares (Articles 10 and 11 of the By-Laws)

Form of Shares

Our by-laws provide that the shares once fully paid may be held in registered or bearer form at the option of the shareholder, subject to applicable laws. Shares not fully paid must be nominal.

Holding of Shares

In accordance with French law, shareholders’ ownership rights are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Any owner of our shares may elect to have its shares held in registered form and registered in its name in an account currently maintained by Uptevia, 12 place des Etats-Unis, CS 40083, 92549 Montrouge Cedex, France for and on our behalf or held in bearer form and recorded in its name in an account maintained by an accredited financial intermediary, such as a French broker, bank or other authorized financial institution. Any shareholder may, at its expense, change from one form of holding to the other. Both methods are operated through Euroclear. In addition, according to French law, shares held by any non-French resident may be held on the shareholder’s behalf in a collective account or in several individual accounts by an intermediary.

When our shares are held in bearer form by a beneficial owner who is not a resident of France, Euroclear may agree to issue, upon our request, a bearer depository receipt with respect to such shares for use only outside France. In this case, the name of the holder is deleted from the accredited financial intermediary’s books. Title to the shares represented by a bearer depository receipt will pass upon delivery of the relevant receipt outside France.

In accordance with applicable laws, we may request the information referred to in Article L.228-2 of the French Commercial Code at any time from the central depository responsible for holding our shares. Thus, we are at any time entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of the holders of our shares or other securities granting immediate or future voting rights, held in bearer form, and the number of shares or other securities so held and, if applicable, the restrictions relating to such securities. Furthermore, under French law, any intermediary who acts on behalf of one or more persons who are not domiciled in France must declare that it is acting as an intermediary. We may also request the identity of the shareholders on whose behalf it is acting. Consequently, the owner of shares recorded in a collective account or in several individual accounts by an intermediary will be represented in the shareholders’ meetings by this intermediary.

Transfer of Shares

Our by-laws do not contain any restrictions relating to the transfer of shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions. French and European law provide for standstill obligations and prohibition of insider trading.

Liquidation Rights

If we are liquidated, any assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will be distributed first to repay in full the nominal value of our shares (up to the amount of the paid-up and non-liquidated share capital). Any surplus will be distributed pro rata among shareholders in proportion to the nominal value of their shareholdings, taking into account, where applicable, the rights attached to shares of different classes. Shareholders shall only bear losses up to the amount of their contributions.

Disclosure Requirements for Holdings Exceeding Certain Thresholds

Declaration of Crossing of Ownership Thresholds (Article 11.2 of the By-laws)

We are subject to certain disclosure requirements under French law. Any individual or entity, acting alone or in concert with others, that acquires, either directly or indirectly, shares representing more than 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% or 95% of our outstanding share capital or voting rights or that increases or decreases its shareholding or voting rights above or below any of those percentage thresholds, must notify us and the French Market Authority (Autorité des Marchés Financiers), or AMF, within four trading days of the date on which such threshold was crossed. French law and AMF regulations impose additional reporting requirements on persons who acquire more than 10%, 15%, 20% or 25% of the outstanding shares or voting rights of a listed company.

If a shareholder fails to comply with the notification requirements under French law, the shares or voting rights in excess of the relevant threshold will be deprived of voting rights until the end of a two-year period following the date on which the owner of such shares has complied with the notification requirements. They may also be suspended for up to five years and may be subject to criminal fines.

Our by-laws provide that any shareholder, acting alone or in concert, who comes into possession, in any manner whatsoever, either directly or indirectly, of a number of shares representing 2% of our share capital and/or voting rights must, by registered letter with acknowledgment of receipt sent to the registered office, or any other equivalent means for the shareholders or security holders residing outside of France, within five trading days of crossing such threshold, notify us of the total number of shares and voting rights he or she owns and the number of securities he or she owns that give access to the capital and voting rights attached thereto. This disclosure requirement shall apply, under the conditions above, each time a new threshold of 2% of capital and/or voting rights is met or exceeded, for whatever reason, including beyond the legal threshold of 5%. If the shares have not been reported under the above conditions, the shares exceeding the fraction that should have been reported are denied the right to vote in shareholders’ meetings, if at a shareholders’ meeting, the failure to report was recorded and if one or more shareholders holding together not less than 5% of capital or voting rights so request at that meeting. The denial of voting rights applies to any shareholders’ meeting to be held until the expiration of a period of two years from the date of regularization of the reporting.

We are required to publish the total number of voting rights and shares composing the share capital (if such numbers vary from the numbers previously published) on a monthly basis. The AMF makes this information public. We are subject to AMF regulations regarding public tender offers.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% of the company’s capital or voting rights, shall file a mandatory public tender offer.

Treasury Shares and Purchases of our Own Shares

We are not permitted to hold more than 10% of our share capital in treasury shares or to have more than 10% of our share capital to be held for us by our subsidiaries. Treasury shares are not entitled to dividends, voting rights or preferential subscription rights.

Repurchase and Redemption of Shares

Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, EU Market Abuse Regulation 596/2014 of April 16, 2014, or MAR, provides for safe harbor exemptions when the acquisition is made for the following purposes only:

•

to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary meeting. In this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•	to meet obligations arising from debt securities that are exchangeable into equity instruments;

•

to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan. In this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

•

under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the general regulations of, and market practices accepted by the AMF.

All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the general regulations (réglement général) of the AMF, or the General Regulations, a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preferential subscription rights attached to them.

Ownership of Shares by Non-French Persons

EU and non-EU residents are required to file an administrative notice (déclaration administrative) with the French authorities in connection with certain direct or indirect investments in us, including through ownership of ADSs, on the date a binding purchase agreement is executed or a tender offer is made public. Under existing administrative rulings the following transactions qualify as foreign investments in us that require the filing of an administrative notice:

•

any transaction carried out on our capital by a non-French resident provided that after the transaction the cumulative amount of the capital or the voting rights held by non-French residents exceeds 1/3 of our capital or voting rights;

•	any transaction mentioned above by a corporation incorporated under French law whose capital or voting rights are held for more than 33.33% by non-French residents;

•

any transaction carried out abroad resulting in a change of the controlling shareholder of a corporation incorporated under a foreign law that holds a shareholding or voting rights in us if our capital or voting rights are held for more than 33.33% by non-French residents;

•	loans and guarantees granted by the acquirer to us in amounts evidencing control over our financing; and

•	patent licenses granted by an acquirer or management or technical assistance agreements with such acquirer that place us in a dependent position vis-à-vis such party or its group.

Non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our Company’s share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Differences in Corporate Law

The laws applicable to French sociétés anonymes (limited liability companies) differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law, the law under which many public companies in the United States are incorporated, relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights, and it is qualified in its entirety by reference to Delaware law and French law.

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Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws. The number of directors of each gender may not be less than 40%. In case a board of directors comprises up to eight members, the difference between the number of directors of each gender may not exceed two. Any appointment made in violation of this limit that is not remedied within six months of this appointment will be null and void and payment of directors’ compensation will be suspended.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws (unless specified in the certificate of incorporation of the corporation).

Director Qualifications	Under French law, a corporation may prescribe qualifications for directors under its by-laws. In addition, under French law, members of a board of directors may be legal entities, and such legal entities must designate an individual to represent them and to act on their behalf at meetings of the board of directors.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.

Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, shareholders may effect such removal only for cause.

	FRANCE	DELAWARE

Vacancies on the board of directors	Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders’ meeting.	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, unless otherwise provided in the certificate of incorporation, may be filled by the board of directors or other governing body.

Annual Shareholders’ Meeting	Under French law, the annual shareholders’ meeting shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws.

Shareholders’ Meeting	Under French law, shareholders’ meetings may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of Shareholders’ Meetings	A meeting notice (avis de réunion) is published in the Bulletin des annonces légales obligatoires, or BALO, at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Additionally, a convening notice (avis de convocation) is published at least 15 days prior to the date of the meeting, in a legal announcement bulletin of the registered office department and in the BALO. Further, the holders of registered shares (actions nominatives) for at least a month at the time of the convening notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address.	Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, the record date for voting if it is different from the record date determining notice and, in the case of a special meeting, the purpose or purposes of the meeting.

	FRANCE	DELAWARE
The meeting notice must also indicate the conditions under which the shareholders may vote by correspondence, the places and conditions in which they can obtain voting forms, and as the case may be, the e-mail address to which they may send written questions.

Proxy	Each shareholder has the right to attend the meetings and participate in the discussions (i) personally, (ii) by granting proxy to any individual or legal entity of his choosing, (iii) by sending a proxy to the company without indication of the mandate (in which case such proxy shall be cast in favor of the resolutions supported by the board of directors), (iv) by voting by correspondence or (v) by videoconference or another means of telecommunication allowing identification in accordance with applicable laws. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary the other extraordinary, held on the same day or within a period of 15 days.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Shareholder Action by Written Consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.	Under Delaware law, a corporation’s certificate of incorporation (i) may permit stockholders to act by written consent if such action is signed by all stockholders, (ii) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (iii) may prohibit actions by written consent.

Preferential Subscription Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

	FRANCE	DELAWARE

Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by-law. “Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, minus the amounts to be set aside to the statutory reserve (at least 5% of the profit until the reserve has reached 10% of the amount of the share capital) and to the reserve set forth in the company’s by-laws (if any).

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by-laws.

Under Delaware law, dividends may be paid by a Delaware corporation either out of (i) surplus, as defined in and computed in accordance with Delaware law, or (ii) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Shares

Under French law, a corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, MAR provides for safe harbor exemptions when the acquisition is made for the following purposes only:

•

to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction; or to meet obligations arising from debt securities, that are exchangeable into equity instruments.

•

with a view to distributing within one year of their repurchase the relevant shares to employees or

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

	FRANCE	DELAWARE

managers under a profit-sharing, free share or share option plan; or

•

under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the general regulations of the AMF.

All other purposes, and especially share buy-backs for external growth operations by virtue of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules.

No such repurchase of shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

Under MAR and in accordance with the General Regulations, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

Liability of Directors and Officers	Under French law, the by-laws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director or officer to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director or officer. However, no provision can limit the liability of a director or officer for:

•

any breach of the director’s duty of loyalty to the corporation or its stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

intentional or negligent payment of unlawful dividends or stock purchases or redemptions;

	FRANCE	DELAWARE
• a director approving and transaction from which the director or officer derives an improper personal benefit; or • an officer in any action by or in the right of the corporation.

Voting Rights	French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of share capital held by such shareholder. Further, pursuant to the introduction of Law No. 2014-384 dated March 29, 2014 (Loi Florange), shares registered for more than two years in the name of the same shareholder are automatically be granted double voting rights from 2016, unless the by-laws expressly reject this measure.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution or sale or exchange of all or substantially all of a corporation’s assets (apport partiel d’actifs) requires:

•

the approval of the board of directors; and

•

approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting or, in the case of a merger with a non-EU company, approval of all shareholders of the corporation.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of shares, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote, as stated above.	Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for shares. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or

	FRANCE	DELAWARE

held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•

shares of stock of the surviving corporation;

•

shares of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•

cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•

any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors	French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis, and not to take any decision against a corporation’s corporate interest (intérêt social).	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•

state the reasons for not making the effort.

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against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

•

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation

Unlike companies incorporated under Delaware law, the organizational documents, which comprise both a certificate of incorporation and by-laws, companies incorporated under French law only have by-laws (statuts) as organizational documents.

As indicated in the paragraph below, only the extraordinary shareholders’ meeting is authorized under French law to adopt or amend the by-laws.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

•

its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

•

the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of by-laws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws (two-thirds majority). The extraordinary shareholders’ meeting may authorize the board of directors to amend the by-laws to comply with legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting. The board of directors is authorized to amend the by-laws as a result of a decision to relocate the company’s registered office in France, subject to ratification by the next ordinary shareholders’ meeting.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Legal Name; Formation; Registered Office

Our legal name and commercial name is Abivax SA. We were incorporated as a société anonyme (limited liability company) on December 4, 2013. Our headquarters are located at 7-11 boulevard Haussmann, 75009 Paris, France. We were registered at the Paris Trade and Company Register on December 27, 2013 for a period of 99 years until December 22, 2112, subject to extension or early dissolution, under the number 799 363 718. Our telephone number at our principal executive offices is +33 (0) 1 53 83 09 63. Our agent for service of process in the United States is CT Corporation System, 1015 15th Street, N.W., Suite 1000, Washington, D.C. 20005. Our website address is www.abivax.com. The reference to our website is an inactive textual reference only and information contained in, or that can be assessed through, our website is not part of this prospectus.

Listing

Our ADSs are listed on the Nasdaq Global Market under the symbol “ABVX” and our ordinary shares are listed on Euronext Paris under the symbol “ABVX.”

Transfer Agent and Registrar

The depositary for our ADSs is Citibank, N.A. Uptevia is our transfer agent and registrar for our ordinary shares and currently maintains our share register for our ordinary shares. The share register reflects only record owners of our ordinary shares. Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying the ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

LIMITATIONS AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of ADSs by Non-French Residents

Neither the French Commercial Code nor our by-laws currently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine of up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Further, any investment:

(i) by (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned persons or entities;

(ii) that will result in the relevant investor (a) acquiring control of an entity registered in France, (b) acquiring all or part of a business line of an entity registered in France, or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity registered in France; and

(iii) developing activities in certain strategic industries related to (a) activity likely to prejudice national defense interests, participating in the exercise of official authority or are likely to prejudice public policy and public security (including weapons, double-use items, IT systems, cryptology, date capturing devices, gambling, toxic agents or storage of data), (b) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products, media, and critical raw materials), and (c) research and development activity related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage, biotechnologies, low carbon energy or photonics) or dual-use items, is subject to the prior authorization of the French Ministry of Economy, which authorization may be conditioned on certain undertakings.

The Decree (décret) n° 2023-1293 of December 28, 2023 made permanent the temporary regime under Decree (décret) n° 2020-892 dated July 22, 2020, as amended on December 28, 2020 by the Decree (décret) n° 2020-1729, on December 22, 2021 by the Decree (décret) n° 2021-1758, and on December 23, 2022 by the Decree (décret) n° 2022-1622, creating a new 10% threshold of the voting rights for the non-European investments made (i) in an entity with its registered office in France and (ii) whose shares are admitted to trading on a French-, EU- or EEA-regulated market, in addition to the 25% above-mentioned threshold. A fast-track procedure shall apply for any non-European investor exceeding this 10% threshold who will have to notify the Minister of Economy who will then have 10 days to decide whether or not the transaction should be subject to further examination.

In the absence of such authorization, the relevant investment shall be deemed null and void. The relevant investor may be found criminally liable and may be sanctioned with a fine not to exceed the greater of the following amounts: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company or (iii) €5 million (for a company) or €1 million (for an individual).

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

While our current shareholders waived their preferential subscription rights with respect to certain offerings at a shareholders’ general meeting held on June 6, 2025, in the future our shareholders will have preferential subscription rights. Under French law, shareholders have preferential rights to subscribe for cash issues of new ordinary shares or other securities giving rights to acquire additional ordinary shares on a pro rata basis. Holders of our securities in the United States (which may be in the form of ordinary shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new ordinary shares or other securities giving rights to acquire additional ordinary shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new ordinary shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of ADSs in the United States of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section of this prospectus titled “Description of American Depositary Shares” explains in detail the depositary’s responsibility in connection with a rights offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A., or Citibank, is the depositary for the ADSs representing our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, Dublin 1 Ireland.

We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-274780 when retrieving such copy. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of France, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of France.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you;

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of our assets.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of an offering of ordinary shares pursuant to this prospectus, the ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs pursuant to our instruction.

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and French legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the sections of this prospectus entitled “Description of Share Capital” and “Limitations Affecting Shareholders of a French Company.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)	Up to U.S. 5¢ per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to ordinary share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).	Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of an offering of ADSs pursuant to this prospectus. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders of ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will also provide to you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation including regulations of any stock exchange, or by reason of present or future provision of any provision of our by-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our by-laws or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder or beneficial holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of France.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs involving us or the Depositary may only be instituted in a state or federal court in the city of New York and irrevocably waive any objection to the laying of venue in, and irrevocably submit to the exclusive jurisdiction of, such courts in any such legal action.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

DESCRIPTION OF WARRANTS

Warrants (bons de souscription d’actions) may be offered separately or together with ordinary shares or ADSs. Each series of warrants will be issued under any separate warrant agreement to be entered into between us and one or more purchasers of such warrants. The applicable prospectus supplement will include details of the warrant agreements and terms and conditions covering the warrants being offered.

The particular terms of each issue or series of warrants will be described in the related prospectus supplement. If warrants for the purchase of ordinary shares or ADSs are offered, the description will include, where applicable:

•	the designation and aggregate number of warrants offered;

•	the price at which the warrants will be offered;

•	the currency or currency unit in which the warrants are denominated;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•

the number of ordinary shares or ADSs that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of ordinary shares or ADSs may be purchased upon exercise of each warrant;

•	the date or dates, if any, on or after which the warrants and the related ordinary shares or ADSs will be transferable separately;

•	the minimum or maximum amount, if any, of warrants that may be exercised at any one time;

•	whether the warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other terms, conditions and rights (or limitations on such rights) of the warrants.

We reserve the right to set forth in a prospectus supplement or applicable free writing prospectus specific terms of the warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms and conditions of the warrants described in a prospectus supplement or applicable free writing prospectus differ from any of the terms described in this prospectus, the description of such terms and conditions set forth in this prospectus shall be deemed to have been superseded or supplemented by the description of such differing terms and conditions set forth in such prospectus supplement or applicable free writing prospectus with respect to such warrants.

TAXATION

The material French and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement pertaining to those securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of our ordinary shares, including ordinary shares represented by the ADSs, and certain other matters governed by French law will be passed on for us by Dechert (Paris) LLP, Paris, France. Unless otherwise indicated in any prospectus supplement, Cooley LLP, New York, New York, will be representing us in regards to certain matters governed by U.S. law in connection with any offering. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements, of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The offices of PricewaterhouseCoopers Audit are located at 63, rue de Villiers, 92208 Neuilly-sur-Seine, France.

ENFORCEMENT OF CIVIL LIABILITIES

We are a société anonyme, organized under the laws of France. The majority of our directors and officers are residents of countries other than the United States, and the majority of our assets are located outside of the United States. We have appointed an agent for service of process in the United States.

Accordingly, U.S. investors may find it difficult and may be unable:

•	to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce judgments obtained in such actions against us or our non-U.S. resident officers and directors;

•	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our officers or directors; and

•

to enforce against us or our officers or directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

In addition, actions in the United States under U.S. federal securities laws could be affected under certain circumstances by French Law No. 68-678 of July 26, 1968, as amended by French Law No. 80-538 of July 16, 1980 and French Ordinance No. 2000-916 of September 19, 2000 (relating to the communication of documents and information of an economic, commercial, industrial, financial or technical nature to foreign authorities or persons), which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and be enforceable in France provided that a French judge considers that this judgment meets the requirements under the French rules of international private law concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the substantive matters thereby adjudicated, only if: (1) the United States federal or state court has jurisdiction and the dispute is clearly connected to the territory of the court which rendered the judgement (2) the judgment is not tainted by fraud, (3) the judgment complies with French substantive and procedural rules of international public policy (ordre public international), including principles of due process (principe du contradictoire) and notably the right to a fair trial, and (4) the judgment is not irreconcilable with an earlier judgment rendered or recognized by a French court in the same or related matter. The French court may require all relevant supporting documents to be translated into the French language by a “sworn translator” (traducteur assermenté) as a condition to their admissibility into evidence or for purposes of enforcement.

In addition, French law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages. Therefore, there is some uncertainty as to whether a foreign judgement awarding punitive and exemplary damages well above actual damages would be granted enforcement in France.

As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against us or members of our Board, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.

Finally, there may be doubt as to whether a French court would impose civil liability on us, the members of our Board, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in France, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers and directors and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement on Form F-3 that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We also maintain a website at www.abivax.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form F-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 24, 2025;

•

our Reports on Form 6-K filed with the SEC on April 22, 2025, April  29, 2025, June  2, 2025 June 11, 2025, and July  22, 2025 solely to the extent the information in such reports has been incorporated by reference into the registration statement of which this prospectus supplement forms a part; and

•

the description of ADSs representing our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on October 18, 2023, including any amendments or reports filed for the purpose of updating such description, including Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December  31, 2024, filed with the SEC on March 24, 2025.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Abivax SA

7-11 boulevard Haussmann

75009 Paris

France

+33 (0) 1 53 83 09 63

You may also access these documents on our website, www.abivax.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

EXPENSES

The following table sets forth fees and expenses payable by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All amounts set forth below are estimates. All of such expenses are being borne by the registrant.

U.S. dollar
SEC registration fee	$(1)
FINRA filing fee	$(1)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Printing expenses	(2)
Miscellaneous expenses	(2)
Total	$(2)

(1)

This registration statement relates to the registration of securities having an indeterminate maximum aggregate amount. Payment of the registration fee has been deferred and will be calculated and paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act.

(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

American Depositary Shares

Representing Ordinary Shares

PROSPECTUS SUPPLEMENT

May 7, 2026